UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

AMENDMENT NO. 1

Stellent, Inc.

(Exact name of Registrant as specified in its charter)

Minnesota	41-1652566
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7500 Flying Cloud Drive, Suite 500
Eden Prairie, Minnesota	55344
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	Nasdaq Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: N/A (if applicable).

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.            Description of Registrant’s Securities to be Registered.

Stellent, Inc. (“Stellent”) has amended the Rights Agreement, dated as of May 29, 2002, between Stellent and Wells Fargo Bank Minnesota, N.A. as Rights Agent (the “Rights Agreement”)

The amendment of the Rights Agreement has effected the following changes:

(1)                                rendered the Rights Agreement inapplicable to the Agreement and Plan of Merger, dated as of November 2, 2006, among Stellent, Oracle Systems Corporation (“Oracle”) and Star Acquisition Corp. (“Star”) (the “Merger Agreement”);

(2)                                  rendered the Rights Agreement inapplicable to the commencement of the tender offer contemplated by the Merger Agreement, the execution of the Tender and Support Agreement, dated as of November 2, 2006, among Oracle, Star Corp. and each of the directors and executive officers of Stellent and the related escrow agreement (the “Supporting Agreements”);

(3)                                  provided that the consummation of the transactions contemplated by the Merger Agreement, and the Supporting Agreements and all other transactions contemplated by the Merger Agreement will not permit or entitle any person or entity to exercise the rights granted or to be granted under the Rights Agreement (the “Rights”) or receive any payments with respect any Rights or permit any Rights to separate or trade separately from the shares of Stellent’s common stock, par value $.01 per share, with which they are or shall be associated; and

(4)                                  provided that neither Oracle, Star Corp., or any of their affiliates will become an “Acquiring Person” (as defined in the Rights Agreement) and no “Share Acquisition Date,” “Distribution Date,” or “Section 13 Event” (each, as defined in the Rights Agreement) will occur, in each case by reason of the approval or execution of the Merger Agreement, the announcement or consummation of the merger, the Merger Agreement, the Supporting Agreements, or the other transactions contemplated by any of these agreements.

The foregoing summary of the amendment is not complete and is qualified in its entirety by reference to the First Amendment to Rights Agreement, which is attached as an exhibit hereto and incorporated by reference herein.

Item 2.            Exhibits.

1.                                       First Amendment to Rights Agreement, dated as of November 2, 2006, between Stellent, Inc. and Wells Fargo Bank Minnesota, N.A. as Rights Agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: November 6, 2006	STELLENT, INC.

	By:	/s/ Darin P. McAreavey
Darin P. McAreavey
Executive Vice President,
Chief Financial Officer,
Treasurer and Secretary